Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109121 of the BGC Partners, Inc., Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and Their Affiliates on Form S-8 of our report dated June 27, 2008 appearing in this Annual Report on Form 11-K of the BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and Their Affiliates for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

New York, New York

June 29, 2009